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                                                                  Exhibit (a)(4)

                          Offer to Purchase for Cash

                   all of the outstanding Ordinary Shares of

                  INTERNATIONAL COMFORT PRODUCTS CORPORATION
                                      at
                            U.S.$11.75 Per Share by
                           TITAN ACQUISITIONS, LTD.
                           A Wholly Owned Subsidiary
                                      of
                        UNITED TECHNOLOGIES CORPORATION


  THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT TORONTO TIME, ON WEDNESDAY,JULY 28,
               1999, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.


                                                                  June 30, 1999

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees in the United States:

  We have been appointed by Titan Acquisitions, Ltd, a corporation organized under the laws of the Province of New Brunswick (the "Offeror") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("UTC"), to act as Dealer Manager in the United States, in connection with the Offeror's offer to purchase for cash all of the issued and outstanding ordinary shares (the "Shares"), including Shares underlying currently outstanding options to purchase Shares and Shares which may become outstanding on the exercise of currently outstanding warrants or rights to purchase Shares, of International Comfort Products Corporation, a corporation continued under the federal laws of Canada (the "Corporation") at a price of U.S.$11.75 in cash for each Share upon the terms and conditions set forth in the Offer to Purchase and Circular dated June 30, 1999 and the related Letter of Transmittal and Notice of Guaranteed Delivery (which collectively constitute the "Offer"), copies of which are enclosed herewith. Citibank, N.A. will act as the depositary in the United States (the "U.S. Depositary"), Montreal Trust Company of Canada, as the depositary in Canada (the "Canadian Depositary") and Georgeson & Company, Inc. as the information agent (the "Information Agent") in connection with the Offer. Each of the U.S. Depositary and the Canadian Depositary may be referred to herein as a "Depositary." Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.The Offer dated June 30, 1999, and the accompanying Offer to Purchase and
     Circular.

  2. The Letter of Transmittal to deposit Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to deposit Shares.

  3. A letter to stockholders of the Corporation from W. Michael Clevy, President and Chief Executive Officer of the Corporation, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Corporation and mailed to shareholders of the Corporation.
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  4. The Notice of Guaranteed Delivery for Shares to be used to accept the
     Offer if none of the three procedures for tendering Shares set forth in the Offer can be completed on a timely basis.

  5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6. Guidelines of the U.S. Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

  THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 12:00 MIDNIGHT (TORONTO TIME) ON JULY 28, 1999, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

  Please note the following:

  1. The Offer price is U.S.$11.75 in cash for each Share upon the terms and subject to the conditions set forth in the Offer.

  2. The Offer is subject to certain conditions, including that there are validly deposited under the Offer and not withdrawn as at the Expiry Time (as defined in the Offer), together with any Shares held by or on behalf of UTC or any of its subsidiaries, not less than 71% of the Shares outstanding (calculated on a fully diluted basis) as at the Expiry Time. See Section 5 of the Offer to Purchase and Circular.

  3. The Offer is being made for all of the issued and outstanding Shares.

  4. Depositing Shareholders will not be obligated to pay brokerage fees or commissions if they accept the Offer by depositing their Shares directly with a Depositary. Transfer taxes, if any, on the purchase of Shares will be paid by the Offeror. However, U.S. federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. Canadian Shareholders who deposit their Shares are not generally subject to such federal income tax backup withholding, though such withholding may be assessed under certain circumstances. See Instruction 8 of the Letter of Transmittal.

  5. The Offer is open for acceptance until 12:00 midnight (Toronto time) on July 28, 1999, unless the Offer is extended or withdrawn.

  6. The board of directors of the Corporation has, by unanimous vote of all directors present, recommended that the shareholders of the Corporation accept the Offer.

  7. In all cases, payment for the Shares deposited and taken up by the Offeror will be made only after timely receipt by a Depositary of (i) the certificates representing the Shares (or, in the case of a Depositary, a book-entry confirmation of the transfer of such Shares into a Depositary's account at The Depository Trust Company or CDS),
     (ii) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, in respect of such Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or, in the case of a Depositary, an Agent's Message (as defined in the Offer to Purchase and Circular) in connection with a book-entry transfer) and (iii) any other required documents.

  8. Shares accepted for purchase will be paid for in U.S. dollars, unless a Shareholder tenders shares to the Canadian Depositary and elects to receive Canadian dollars by checking the appropriate box in the Letter of Transmittal deposited with the Shares. The amount payable in Canadian dollars will be determined on the basis of the rate of exchange available to the Offeror on the business day immediately preceding the day upon which payment is made (net of any applicable commissions or exchange charges).

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  A Shareholder wishing to accept the Offer must deposit the certificate representing the Shares, together with a properly completed Letter of Transmittal or a manually signed facsimile thereof, at any one of the offices of a Depositary specified in the Letter of Transmittal at or prior to the Expiry Time. See the Instructions contained in the Letter of Transmittal.

  If a Shareholder wishes to deposit Shares pursuant to the Offer and the certificates representing the Shares are not immediately available, or such person cannot deliver the certificates to a Depositary at or prior to the Expiry Time, such securities may nevertheless be deposited in compliance with the procedures for guaranteed delivery. A Shareholder may also accept the Offer by following the procedures for a book-entry transfer. See Section 3 of the Offer to Purchase and Circular, "Procedure for Tendering Shares."

  Neither UTC nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Shares pursuant to the Offer (other than the Dealer Managers, the Depositaries and the Information Agent as described in the Offer). The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, Wall Street Plaza, New York, New York 10005, telephone number (212) 440-9800 (call collect), or in the case of inquiries from U.S. brokers, dealers, commercial banks, trust companies and other nominees only, the Dealer Manager, Salomon Smith Barney, telephone number (800) 221-1629.

  Requests for copies of the enclosed materials may also be directed to the Information Agent or, in the case of Canadian investors only, the Canadian Dealer Manager or, in the case of U.S. investors only, the U.S. Dealer Manager at the above addresses and telephone numbers.

                                          Very truly yours,

                                          Salomon Smith Barney Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, UTC, THE CORPORATION, THE DEALER MANAGER, THE U.S. OR CANADIAN DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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